EXHIBIT 99.1

Otelco Reports Third Quarter 2020 Financial and Operational Results

ONEONTA, Ala., Nov. 03, 2020 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ: OTEL) (“Otelco” or the “Company”), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its third quarter ended September 30, 2020. Key operational and financial highlights for Otelco include:

  Total revenues of $15.6 million for third quarter 2020.
  Operating income of $2.6 million for third quarter 2020.
  Net income of $1.2 million for third quarter 2020.
  Consolidated EBITDA (as defined below) of $4.8 million for third quarter 2020.
  Scheduled principal payments of $1.1 million in third quarter 2020 reduced debt to $67.0 million at the end of third quarter 2020.

THIRD QUARTER 2020 RESULTS
The Company continued to execute on its strategy of network improvements to provide enhanced data speeds in third quarter 2020. Revenues for third quarter 2020 declined $0.2 million, or 1.2%, from third quarter 2019, primarily from a reduction in voice services and access fees, partially offset by increases in internet, video and security and managed services. Compared to second quarter 2020, revenues increased $0.1 million. Cost of services decreased by $0.1 million, or 1.6%, from third quarter 2019. Selling, general and administrative expense, excluding $0.9 million in Board project expenses related to Oak Hill Capital’s (“Oak Hill”) plan to acquire the Company (see details below), increased $0.1 million when compared to third quarter 2019. Interest expense declined $0.4 million reflecting lower interest rates and the reduction in principal outstanding under the Company’s credit agreement. Net income was $1.2 million in third quarter 2020, compared to $1.8 million in third quarter 2019. Excluding the $0.9 million in expenses related to Oak Hill’s plan to acquire the Company, net income for third quarter 2020 was $2.1 million. The Company invested $2.6 million in its network and operations during third quarter 2020. Consolidated EBITDA was $4.8 million for third quarter 2020, compared to $5.8 million for the same period in the previous year. Excluding the Board project expense, Consolidated EBITDA was $5.7 million for third quarter 2020, consistent with $5.7 million in second quarter 2020. The ratio of debt, net of cash, to Consolidated EBITDA was 2.74, reflecting the scheduled payments made on the debt. Basic net income per share was $0.36 for third quarter 2020, compared to $0.53 per share in the same period of 2019.

COVID-19 UPDATE
A novel strain of coronavirus (COVID-19), first identified in December 2019, continues to impact the world’s economy and Otelco’s operations. Otelco has closely monitored developments in the states it serves and adjusted its operations accordingly to mitigate the potential risks related to the COVID-19 pandemic to the Company, its employees and its customers. Otelco has continuously provided essential voice and data services to its customers throughout the pandemic, while improving its ability to provide higher speed internet through investment in its network. The Company has adapted installation and repair service processes to limit customer contact and adapted employee workspace to provide appropriate social distancing. In states providing programs to support communications services for families qualifying for assistance, the Company has implemented the state’s requirements to provide the subsidized services.

As a result of the measures implemented by the Company, no significant adverse impact on results of operations or its financial position at September 30, 2020, has occurred. The full extent of the future impacts of COVID-19 on the Company’s operations is uncertain. An increase of COVID-19 cases in the Company’s service areas could have a material adverse impact on financial results and business operations of the Company, including the timing and ability of the Company to collect accounts receivable and procure materials and services from its suppliers.

ALABAMA FIBER INSTALLATION SERVING CUSTOMERS; CABLE UPGRADE TO DOCSIS 3.1 TO BE COMPLETED IN FOURTH QUARTER 2020; VDSL UPGRADES FOR QUALIFYING CUSTOMERS
In June 2019, the Company announced plans to install 113 miles of additional fiber in Alabama by early 2020, focusing on the northern part of its territory in and around Arab, Alabama. All of the planned fiber is in service and marketing is underway to 4,167 Arab locations. Fiber-To-The-Premise (“FTTP”) provides up to one gigabit speed internet capability. Through September, 926 customers have upgraded their existing service or signed up for the new Lightwave fiber service in Alabama and in two towns in Maine. Deployment of equipment in New England service territories to support higher speed VDSL service and standardize on the same platform that provides service in Alabama and Missouri locations has been completed.

In the southern part of its Alabama territory in and around Oneonta, Alabama, where Otelco is also the cable provider, work to upgrade its hybrid fiber coax network to DOCSIS 3.1 is nearing completion. Upon completion of this project, Otelco expects that all of its cable customers will also gain access to gigabit internet speeds, similar to speeds available over a FTTP network. The Company also continues to increase the speed of its Lightwave FTTP service and is now offering gigabit speeds throughout its entire FTTP service area.

Commenting on these developments, Richard Clark, President and Chief Executive Officer, pointed out that the Company continues to increase the speed of its Lightwave FTTP service and looks forward to expanding its fiber network in 2021 using additional investment from Oak Hill. Clark said, “Our offer of gigabit speeds in all of our FTTP communities in Maine, Alabama, Missouri and Vermont has been well received by our customers. While gigabit service is probably not necessary for most customers today, the higher speeds not available through standard DSL, but now available through our network improvements, allow customers to support multiple devices simultaneously as more work and study at home requirements are instituted. Our network is positioned to also provide for future increased requirements.”

BALANCE SHEET
At the end of third quarter 2020, the Company reported cash of $8.1 million compared to $3.1 million at the end of 2019, including $3.0 million in Paycheck Protection Program ("PPP”) loan proceeds received in April 2020. The Company has completed its application for loan forgiveness. The forgiveness process could take up to six months to complete. Total assets increased from $120.7 million at the end of 2019 to $127.2 million at September 30, 2020. During the first nine months of 2020, the Company invested $8.1 million in improving its network and operational capabilities, compared to $7.6 million during the same period in 2019. The Company’s leverage ratio (as defined in its credit agreement) of consolidated indebtedness to Consolidated EBITDA was 3.12 at the end of third quarter 2020, reflecting the use of additional cash generated from business operations to improve its network. Its ratio of debt, net of cash (excluding PPP loan), to Consolidated EBITDA was 2.88. The interest rate margin on its loan is 4.50% and the current and projected one-month LIBOR rates are projected to remain well below 1.0% for the balance of 2020.

SUMMARY
“Otelco’s employees have focused on meeting our customers’ needs in the face of the risks and uncertainties brought on by the COVID-19 pandemic,” noted Clark. “Changes and updates to work locations and operational routines presented challenges for making and keeping commitments to provide service and complete network enhancements. Our dedicated team has installed new high-speed fiber connections for our customers and improved internet speeds with VDSL conversions while adhering to changing governmental crisis guidance. Year-to-date, customers have increased 1.5% compared to a loss of 3.7% for the 2019 calendar year. By the end of 2020, we expect our projects to bring gigabit internet capability to more than 27% of our market, while increasing available speeds to 50 and 75 mbps to another 9% of our market with VDSL. When these projects are completed, approximately 21% of the Otelco market will have access to speeds ranging from 25 mbps to 75 mbps and 27% will have availability of gigabit speeds. Our objective is unchanged: improve service capabilities and add new customers to the Otelco family of companies. Our investment in our broadband networks and delivering faster internet service to customers is positively impacting our internet revenue and customer retention.”

OTELCO AGREES TO BE ACQUIRED BY OAK HILL CAPITAL
On July 27, 2020, Otelco announced that it had entered into a definitive agreement to be acquired by affiliates formed by Oak Hill Capital, a private equity firm, for $11.75 per share in cash, or a total equity purchase price of $40.6 million (the “Transaction”). On October 9, 2020, at a special meeting of Otelco’s stockholders, the stockholders approved a proposal to adopt the definitive agreement. The Transaction is not subject to financing contingencies and is expected to close in the first quarter of 2021, after normal regulatory approvals. The press release, proxy statement and related SEC filing are available in the Investors section of the Company’s website at www.Otelco.com.

THIRD QUARTER 2020 EARNINGS CONFERENCE CALL
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, November 4, 2020, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (856) 344-9206 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 5583353.

Third Quarter 2020 Financial Summary
(in thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,		Change
	2020	2019	Amount	Percent
Revenues	$15,574	$15,762	$(188)	(1.2)%
Operating income	$2,605	$3,841	$(1,236)	(32.2)%
Interest expense	$(931)	$(1,315)	$(384)	(29.2)%
Net income available to stockholders	$1,228	$1,819	$(591)	(32.5)%
Basic net income per share	$0.36	$0.53	$(0.17)	(32.1)%
Diluted net income per share	$0.36	$0.53	$(0.17)	(32.1)%

Consolidated EBITDA	$4,766	$5,790	$(1,024)	(17.7)%
Capital expenditures	$2,568	$3,157	$(589)	(18.7)%

	Nine Months Ended
	September 30,		Change
	2020	2019	Amount	Percent
Revenues	$46,464	$47,175	$(711)	(1.5)%
Operating income	$8,740	$11,312	$(2,572)	(22.7)%
Interest expense	$(3,100)	$(4,044)	$(944)	(23.3)%
Net income	$4,877	$5,816	$(939)	(16.1)%
Net income per share	$1.43	$1.71	$(0.28)	(16.4)%
Diluted net income per share	$1.42	$1.70	$(0.28)	(16.5)%

Consolidated EBITDA	$15,912	$17,828	$(1,916)	(10.7)%
Capital expenditures	$8,066	$7,594	$472	6.2%

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco is among the top 20 largest local exchange carriers in the United States. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors, some of which are listed below, that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking, including statements regarding the Company’s response to the COVID-19 pandemic, network upgrade plans and customer growth. Important risk factors related to the Transaction that may cause such differences include: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, including a termination under circumstances that could require the Company to pay a termination fee; (2) Oak Hill’s failure to obtain the necessary equity and debt financing or the failure of that financing to be sufficient to complete the Transaction; (3) the inability to complete the Transaction due to the failure to satisfy certain conditions to completion of the Merger, including the receipt of required regulatory approvals, or for any other reason; (4) risks that the Transaction disrupts current plans and operations, including possible adverse effect on the Company’s business relationships, diversion of management’s attention, and the potential difficulties in employee retention as a result of the Transaction; (5) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company or others relating to the Transaction; (6) the definitive agreement’s contractual restrictions on the conduct of the Company’s business prior to the completion of the Transaction; and (7) the possible adverse effect on the Company’s business and the price of its common stock if the Transaction is not consummated in a timely manner or at all. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited with the exception of December 31, 2019 being audited)

	September 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$8,086	$3,113
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $253 and $209, respectively	3,985	3,908
Other	1,946	1,905
Materials and supplies	3,731	3,954
Prepaid expenses	1,310	1,624
Other assets	207	251
Total current assets	19,265	14,755

Property and equipment, net	59,465	57,284
Goodwill	44,976	44,976
Intangible assets, net	249	530
Operating lease right-of-use asset	1,636	1,146
Investments	1,458	1,477
Other assets	120	577
Total assets	$127,169	$120,745

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,779	$1,525
Accrued expenses	5,835	4,861
Advance billings and payments	1,606	1,618
Customer deposits	27	44
Current operating lease liability	398	296
Current maturity of long-term notes payable, net of debt issuance cost	3,872	3,929
Total current liabilities	13,517	12,273

Deferred income taxes	21,521	21,521
Advance billings and payments	2,011	2,157
Other liabilities	1	12
Long-term operating lease liability	1,238	850
PPP notes payable	2,975	-
Long-term notes payable, less current maturities and debt issuance cost	62,133	65,172
Total liabilities	103,396	101,985

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,421,794 and 3,412,805 shares, respectively	34	34
Additional paid in capital	4,411	4,275
Retained earnings	19,328	14,451
Total stockholders' equity	23,773	18,760
Total liabilities and stockholders' equity	$127,169	$120,745

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$15,574	$15,762	$46,464	$47,175

Operating expenses
Cost of services	7,422	7,542	22,235	22,630
Selling, general and administrative expenses	3,459	2,506	9,326	7,535
Depreciation and amortization	2,088	1,873	6,163	5,698
Total operating expenses	12,969	11,921	37,724	35,863

Income from operations	2,605	3,841	8,740	11,312

Other income (expense)
Interest expense	(931)	(1,315)	(3,100)	(4,044)
Other income	6	5	813	604
Total other expense	(925)	(1,310)	(2,287)	(3,440)

Income before income tax expense	1,680	2,531	6,453	7,872
Income tax expense	(452)	(712)	(1,576)	(2,056)

Net income	$1,228	$1,819	$4,877	$5,816

Weighted average number of common shares outstanding:
Basic	3,421,794	3,410,936	3,421,794	3,410,936
Diluted	3,440,772	3,431,229	3,440,772	3,431,229

Basic net income per common share	$0.36	$0.53	$1.43	$1.71

Diluted net income per common share	$0.36	$0.53	$1.42	$1.70

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$4,877	$5,816
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	5,939	5,465
Amortization	224	233
Amortization of loan costs	379	342
Non-cash lease amortization	311	166
Provision for uncollectible accounts receivable	283	163
Stock-based compensation	156	173
Gain on the sale of property	(211)	-
Changes in operating assets and liabilities
Accounts receivable	(358)	(198)
Materials and supplies	223	(1,448)
Prepaid expenses and other assets	771	(337)
Accounts payable and accrued expenses	1,228	1,743
Advance billings and payments	(158)	(248)
Other liabilities	(339)	(182)
Net cash from operating activities	13,325	11,688

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(8,066)	(7,594)
Proceeds from the sale of property	234	-
Net cash used in investing activities	(7,832)	(7,594)

Cash flows used in financing activities:
Loan origination costs	(213)	(12)
Principal repayment of long-term notes payable	(3,262)	(3,262)
Interest rate cap	-	4
Tax withholdings paid on behalf of employees for restricted stock units	(20)	(183)
Proceeds from PPP loan	2,975	-
Net cash used in financing activities	(520)	(3,453)

Net increase in cash and cash equivalents	4,973	641
Cash and cash equivalents, beginning of period	3,113	4,657

Cash and cash equivalents, end of period	$8,086	$5,298

Supplemental disclosures of cash flow information:
Interest paid	$2,707	$3,717

Income taxes paid	$788	$1,243

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income						Twelve Months
(in thousands)				Nine Months Ended		Ended
		September 30,		September 30,		September 30,
		2020	2019	2020	2019	2020
Net income		$1,228	$1,819	$4,877	$5,816	$6,856
Add:	Depreciation	1,997	1,798	5,939	5,465	7,817
	Interest expense less interest income	802	1,198	2,706	3,691	3,817
	Interest expense - amortized loan cost	125	112	379	342	489
	Income tax expense	452	712	1,576	2,056	1,913
	Amortization - intangibles	91	75	224	233	291
	Loan fees	19	17	55	52	72
	Stock-based compensation (senior management)	52	59	156	173	238
Consolidated EBITDA		$4,766	$5,790	$15,912	$17,828	$21,493

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of September 30, 2020. In addition, its credit agreement measures the ratio of debt to Consolidated EBITDA for the last twelve months as a covenant under the agreement.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of September 30, 2020
(in thousands)

Notes payable	$66,005
Debt issuance costs	945
Notes outstanding	$66,950

Less cash (excluding PPP loan)	(5,111)
Notes outstanding, net of cash	$61,839
Consolidated EBITDA for the
last twelve months	$21,493

Total leverage ratio, net of cash	2.88

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis.Garner@Otelco.com